Exhibit 99.1

Contact:	Press:	Or	Investor Relations:
	Tatyana Yemets		Viewpoint Corporation
	Viewpoint Corporation		212-201-0800
	212-201-0821		ir@viewpoint.com
tyemets@viewpoint.com

VIEWPOINT CORPORATION APPOINTS CHRIS DUIGNAN
CHIEF FINANCIAL OFFICER

NEW YORK, May 1, 2007 –Viewpoint Corporation (NASDAQ: VWPT), a leading Internet Marketing Technology company, today announced the appointment of Chris Duignan to Chief Financial Officer. Mr. Duignan has been serving as Interim Chief Financial Officer since November 2006, and previously served as the Company’s Chief Accounting Officer.

“I’m very pleased to announce Chris’ well-deserved promotion to Chief Financial Officer,” said Patrick Vogt, President and Chief Executive Officer. “After a thorough, company-wide and external search, we strongly believe Chris is the best person to manage this important role for Viewpoint. Chris has done an exceptional job as Interim CFO over the past several months and I look forward to continuing to work closely with him as we move forward as a Company.”

ABOUT VIEWPOINT

Viewpoint is a leading Internet marketing technology company, offering Internet marketing and online advertising solutions through the powerful combination of its proprietary visualization technology and a full range of campaign management services including TheStudio, Viewpoint’s creative services group, Unicast, Viewpoint’s online advertising group, and KeySearch, Viewpoint’s search engine marketing consulting practice. Viewpoint's technology and services are behind the online presence of some of the world's most esteemed brands, including AOL, GE, Sony, and Toyota. More information on Viewpoint can be found at www.viewpoint.com.

The company has approximately 90 employees principally at its headquarters in New York City and in Los Angeles.

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Exhibit 99.1

FORWARD LOOKING STATEMENTS

This press release contains "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and similar expressions that reflect Viewpoint's current expectations about its future performance. These statements and expressions are subject to risks, uncertainties and other factors that could cause Viewpoint's actual performance to differ materially from those expressed in, or implied by, these statements and expressions. Such risks, uncertainties and factors include those described in Viewpoint's filings and reports on file with the Securities and Exchange Commission.

Copyright © 2007 Viewpoint Corporation. All Rights Reserved. Viewpoint, Unicast, TheStudio by Viewpoint and KeySearch are trademarks or registered trademarks of Viewpoint Corporation.